Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES NEW ACCOUNTS RECEIVABLE FACILITY

BLOOMFIELD HILLS, Michigan, December 29, 2009 — TriMas Corporation (NASDAQ: TRS) today announced that it entered into a new accounts receivable facility with Wachovia Bank, National Association. The new facility, which has a three-year term, provides committed funding of up to $75 million.

The new accounts receivable facility provides a source of liquidity for the Company at a cost of funds equal to 3 month LIBOR (currently approximately 0.25%) plus a spread ranging from 2.75% to 3.50% (currently 3.25%) on amounts drawn under the facility. This facility replaces the Company’s existing $55 million 364-day accounts receivables securitization facility.

Mark Zeffiro, TriMas Chief Financial Officer, commented, “This new agreement reflects our continued efforts to ensure that TriMas has adequate liquidity, and together with the Company’s recently amended bank credit facility and senior secured notes offering, will improve our financial flexibility. In addition to increasing the level of committed funding from $55 million to $75 million, we will benefit from improved pricing (currently 125 basis points lower than the existing facility) and the reduction of refinancing risk resulting from a three-year commitment. The recent actions taken to improve our capital structure will allow us to support our planned productivity and growth initiatives, and accelerate the positive changes taking place within our organization.”

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered

Components and Cequent. TriMas Corporation has approximately 3,800 employees at 70 different facilities in 11 countries. We can be found on the internet at www.trimascorp.com.

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